Simmons Company Reports Second Quarter 2009 Results
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ATLANTA, August 21, 2009 – Simmons Company (“Company” or “Simmons”), the holding company for Simmons Bedding Company (“Simmons Bedding”), a leading manufacturer of premium-branded bedding products, today released operating results for the quarter and six months ended June 27, 2009.

“In light of the current economic conditions, we are generally pleased with our sales performance to date in 2009, in particular the sales of our upper-end products which include our Beautyrest NxG® and new Beautyrest Black® product lines.  Our new BeautySleep® line also performed well in the second quarter.  The improvement in our Adjusted EBITDA as compared to the second quarter of last year is also encouraging,” said Simmons President and Chief Operating Officer Stephen G. Fendrich.

Mr. Fendrich continued, “We are excited about our next new product innovation which we plan to launch at the Las Vegas market next month.  This new innovation will expand on what is arguably the broadest and most complete range of products of any bedding manufacturer.”

Results for the Fiscal Quarter Ended June 27, 2009
For the second quarter of 2009, net sales decreased 18.6% to $218.0 million compared to $267.7 million for the same period last year.  Domestic segment net sales decreased $34.0 million, or 14.8%, to $195.3 million compared to the same period of 2008.  The domestic segment sales decline was primarily attributable to decreases in conventional bedding unit volume of 15.5% and conventional bedding average unit selling price (“AUSP”) of 0.9%.   Gross profit for the second quarter of 2009 was $94.3 million, or 43.2% of net sales, compared to $101.2 million, or 37.8% of net sales, for the same period of 2008.  For the second quarter of 2009, Adjusted EBITDA (see the Supplemental Information to this press release) was $34.1 million, or 15.7% of net sales, compared to $33.3 million, or 12.4% of net sales for the same period of 2008.  For the second quarter of 2009, Simmons had operating income of $19.2 million compared to operating income of $19.5 million for the same period last year.  Operating income for the second quarter of 2009 was negatively impacted by financial restructuring charges aggregating $6.6 million.  Simmons’s net loss was $5.8 million for the second quarter of 2009, compared to net income of $1.2 million for the same period in 2008.

Results for the Six Months Ended June 28, 2009
For the first six months of 2009, net sales decreased 19.1% to $440.6 million compared to $544.6 million for the same period last year.  Domestic segment net sales decreased $75.4 million, or 15.9%, to $398.9 million compared to the same period of 2008.  The domestic segment sales decline was primarily attributable to a decrease in conventional bedding unit volume of 16.9%.  Gross profit for the first six months of 2009 was $189.2 million, or 42.9% of net sales, compared to $210.9 million, or 38.7% of net sales, for the same period of 2008.  For the first six months of 2009, Adjusted EBITDA (see the Supplemental Information to this press release) was $69.4 million, or 15.8% of net sales, compared to $66.3 million, or 12.2% of net sales for the same period of 2008.  For the first six months of 2009, Simmons had operating income of $37.9 million compared to operating income of $41.6 million for the same period last year.  Operating income for the first six months of 2009 was negatively impacted by financial restructuring charges aggregating $13.9 million.  Simmons’s net loss was $9.0 million for the first six months of 2009, compared to net income of $3.7 million for the same period in 2008.

Liquidity
As of June 27, 2009, we had $67.3 million of cash on hand and less than $0.1 million of availability to borrow under Simmons Bedding’s senior credit facility.  During the second quarter and first six months of 2009 we generated cash flows from operations of $15.6 million and $13.7 million, respectively, compared to $8.3 million and $3.7 million, respectively, for the same periods of 2008.  Our 2009 cash flows from operations were negatively impacted by financial restructuring charges paid in the second quarter and first six months of $5.0 million and $16.8 million, respectively.  As of August 1, 2009, we had $64.5 million of cash on hand.

Status of Financial Restructuring
On August 14, 2009, Simmons announced it had reached agreements with the majorities of both its senior bank lenders and holders of its $200.0 million 7.875% senior subordinated notes as required to amend the current forbearance agreements to extend the forbearance periods from August 14, 2009 to August 31, 2009.

About Simmons Company
Atlanta-based Simmons Company, through its indirect subsidiary Simmons Bedding Company, is one of the world's largest mattress manufacturers, manufacturing and marketing a broad range of products including Beautyrest®, Beautyrest Black®, Beautyrest Studio™, ComforPedic by Simmons™, Natural Care®, Beautyrest Beginnings™ and BeautySleep®. Simmons Bedding Company operates 19 conventional bedding manufacturing facilities and two juvenile bedding manufacturing facilities across the United States, Canada and Puerto Rico. Simmons also serves as a key supplier of beds to many of the world’s leading hotel groups and resort properties.  Simmons is committed to developing superior mattresses and promoting a higher quality sleep for consumers around the world.  For more information, visit the Company's website at www.simmons.com.
“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements that reflect our current views about future events and financial performance.  Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events, results or trends, or that do not relate to historical matters, identify forward-looking statements.  The forward-looking statements in this press release speak only as of the date of this press release.  These forward-looking statements are expressed in good faith and Simmons believes there is a reasonable basis for them.  However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Simmons’s expectations.  These factors include, but are not limited to: (i) compliance with covenants in, and any defaults under, our debt agreements or instruments; (ii) our ability to (a) comply with the terms of the forbearance agreements, including meeting certain conditions contained therein, (b) obtain further extensions to the forbearance periods, or (c) develop and implement a restructuring on acceptable terms, on a timely basis or at all; (iii) compliance by the lenders and note holders with the terms of the forbearance agreements; (iv) increased cost of credit and associated fees resulting from the forbearance extensions and any waiver or modification of the senior credit facility by the lenders or any waiver or modification of the Subordinated Notes or other indebtedness; (v) Simmons Bedding being required to immediately repay all amounts outstanding under the senior credit facility resulting from the noncompliance with the covenants thereunder or otherwise being in default under its debt which could in turn result in a default under the indebtedness of Simmons Bedding, Simmons Company or Bedding Superholdco Incorporated or could result in a bankruptcy filing by or against us or any of our affiliates and have an adverse impact the value of our and our affiliate’s debt and equity securities; (vi) the potential adverse impact of any restructuring or any related pre-arranged or voluntary bankruptcy filing on our business, financial condition, liquidity, results of operations and the value of our and our affiliate’s debt and equity securities; (vii) interest rate and credit market risks; (viii) competitive pressures in the bedding industry; (ix) general economic and industry conditions; (x) our ability to launch new products on a timely basis, the success of our new products and the future costs to rollout such products; (xi) legal and regulatory requirements; (xii) our relationships with and viability of our suppliers, significant customers and licensees; (xiii) fluctuations in our costs of raw materials and energy prices; (xiv) our ability to hold or increase prices on our products and the related effect on our unit sales; (xv) an increase in our return rates and warranty claims; (xvi) our labor relations; (xvii) encroachments on our intellectual property; (xviii) our product liability, intellectual property and other litigation claims; (xix) our level of indebtedness; (xx) foreign currency exchange rate risks; (xxi) our future acquisitions; (xxii) our ability to achieve the expected benefits from any personnel realignments; (xxiii) higher bad debt expense as a result of increased customer bankruptcies due to instability in the economy and slowing consumer spending; (xxiv) our ability to maintain sufficient liquidity to operate its business; and (xxv) other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.  We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.

-tables follow-

Simmons Company and Subsidiaries
Condensed Historical Consolidated Statements of Operations
(in thousands)

	Quarter Ended		Six Months Ended

	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008
Net sales	$218,004	$267,683	$440,571	$544,564
Cost of products sold	123,719	166,473	251,390	333,680
Gross profit	94,285	101,210	189,181	210,884

Operating expenses:
Selling, general and administrative expenses	68,444	81,095	137,802	169,646
Restructuring charges	6,887	1,464	14,237	1,464
Amortization of intangibles	1,553	1,587	3,094	3,176
Licensing revenues	(1,752)	(2,460)	(3,875)	(5,028)
	75,132	81,686	151,258	169,258
Operating income	19,153	19,524	37,923	41,626
Interest expense	24,994	17,590	47,814	35,536
Interest income	(46)	(103)	(52)	(234)
Income (loss) before income taxes	(5,795)	2,037	(9,839)	6,324
Income tax expense (benefit)	(34)	856	(857)	2,628
Net income (loss)	$(5,761)	$1,181	$(8,982)	$3,696

Adjusted EBITDA (a)	$34,123	$33,335	$69,402	$66,316

See Notes to Condensed Historical Financial Data.

Simmons Company and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	June 27,	December 27,
	2009	2008	*
Assets
Current assets:
Cash and cash equivalents	$67,341	$54,930
Accounts receivable, net	100,799	95,932
Inventories	31,258	31,838
Other current assets	32,857	34,786
Total current assets	232,255	217,486

Property, plant and equipment, net	79,862	86,492
Goodwill, net	229,461	228,325
Intangible assets, net	339,362	340,471
Other assets	15,030	18,023
Total assets	$895,970	$890,797

Liabilities and Stockholder's Deficit
Current liabilities:
Current maturities of debt	987,090	$975,152
Accounts payable	37,181	50,064
Accrued expenses	90,735	77,997
Total current liabilities	1,115,006	1,103,213

Long-term debt	12,929	13,036
Deferred income taxes	97,135	98,761
Other non-current liabilities	38,482	38,114
Total liabilities	1,263,552	1,253,124

Stockholder's deficit	(367,582)	(362,327)
Total liabilities and stockholder's deficit	$895,970	$890,797

* Derived from the Company's audited consolidated financial statements
See Notes to Condensed Historical Financial Data.

Simmons Company and Subsidiaries
Notes to Unaudited Condensed Historical Financial Data

a)  Adjusted EBITDA (as defined in Simmons Bedding's senior credit facility) differs from the term "EBITDA" as it is commonly used.  In addition to adjusting net income (loss) to exclude interest expense, income taxes, depreciation and amortization and impairment charges, Adjusted EBITDA as we interpret the definition also adjusts net income (loss) by excluding items or expenses not typically excluded in the calculation of "EBITDA" such as management fees, restructuring charges, ERP system implementation costs and other unusual or non-recurring charges or credits.  Adjusted EBITDA is presented because it is a material component of the covenants contained within Simmons Bedding's credit agreements and a measure used by management to determine operating performance.  Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by accounting principles generally accepted in the United States and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.  Below is a reconciliation of net income (loss) to Adjusted EBITDA:

	Quarter Ended		Six Months Ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008
Net income (loss)	$(5,761)	$1,181	$(8,982)	$3,696
Depreciation and amortization	7,955	10,448	15,920	18,664
Income tax expense (benefit)	(34)	856	(857)	2,628
Interest expense	24,994	17,590	47,814	35,536

EBITDA	27,154	30,075	53,895	60,524

Restructuring charges	6,887	1,464	14,237	1,464
Product regulatory compliance	428	-	645	-
Relocation of facilities	-	445	-	1,003
Gain on foreign currency transactions	(958)	(328)	(482)	(529)
Management fees	375	377	825	865
State taxes in lieu of income taxes	70	191	133	297
ERP system implementation costs	-	603	-	1,085
Non-recurring professional service fees	-	12	-	726
Transaction related expenditures including
integration costs	-	84	-	191
Other	167	412	149	690

Adjusted EBITDA	$34,123	$33,335	$69,402	$66,316